EXHIBIT 4.1

ICE                     Dan Windle                  100 William Street
ICE Data Services       Vice President              New York, NY 10038
Securities Evaluation                               Tel. 212-438-4417
                                                    Frank.Ciccottojr@theice.com


                                 June 12, 2019


Invesco Capital Markets, Inc.
11 Greenway Plaza
Houston, Texas 77046-1173

The Bank of New York Mellon
2 Hanson Place, 12th Floor
Brooklyn, New York 11217
Unit Investment Trust Dept.

                 Re:      Invesco Unit Trusts, Municipal Series 1327
                          Investment Grade Municipal Trust, 7-13 Year Series 82

Gentlemen:

   We have examined Registration Statement File No. 333-222033 for the above mentioned trust. We hereby acknowledge that ICE Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to ICE Securities Evaluations, Inc. as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                                  /s/ Dan Windle

                                                                      Dan Windle
                                                               -----------------
                                                                  Vice President